Exhibit 23.1
1601 Market Street
Philadelphia, PA 19103-2499
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Air Products and Chemicals, Inc.:
We consent to the incorporation by reference in the Registration Statements (File Nos. 333-54224, 333-56292, 333-71405, 333-73105, 333-81358, 333-95317, 333-100210, 333-103809, 333-113881, 333-13882, 333-121262, 333-123477, 333-132599, 333-141336, 333-141337, 333-141338) on Form S-8 and in the Registration Statements (File Nos. 333-33851, 333-111792) on Form S-3 of Air Products and Chemicals, Inc. and subsidiaries of our reports dated 27 November 2007, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2007 and 2006, and the related consolidated income statements and consolidated statements of shareholders’ equity and of cash flows for each of the years in the three-year period ended 30 September 2007, the schedule supporting such consolidated financial statements, and the effectiveness of internal control over financial reporting as of 30 September 2007, which reports appear or are incorporated by reference in the 30 September 2007 Annual Report on Form 10-K of Air Products and Chemicals, Inc.
Our reports refer to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007, the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and the Company’s adoption of SFAS No. 123 (R), “Share-Based Payment,” and related interpretations on 1 October 2005.
Philadelphia, Pennsylvania
27 November 2007

KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.